EXHIBIT 99.1

Salt Lake City, Utah - Utah Medical Products, Inc. (Nasdaq: UTMD) today announces that its Board of Directors has instituted a regular quarterly cash dividend, with the initial dividend of fifteen cents ($.15) per share of common stock payable on July 5, 2004 to shareholders of record at the close of business on June 16, 2004.

Based on yesterday's UTMD closing share price of $25.50, the dividend represents a yield of 2.4%.

With current shares outstanding, the dividend will be covered by approximately 36% of UTMD's projected net profits. According to Kevin Cornwell, Chairman & CEO, "For more than ten years, UTMD's stable earnings and strong cash flows have supported an aggressive share repurchase program. Now that tax laws have changed allowing dividends to be taxed at a rate comparative to capital gains, and UTMD's outstanding shares have declined to the point that continuing to aggressively repurchase shares has become more difficult, the board of directors feels that a regular quarterly dividend will help provide investors with a continued excellent return. We believe that the Company will be able to make the dividend payments for the foreseeable future without significantly reducing its ability to 1) make reasonable acquisitions, 2) continue to repurchase shares if they become available at attractive prices, or 3) invest on a longer term basis in developing new technologies and products."

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected. Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, UTMD's ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The first quarter 2004 10-Q was filed with the SEC earlier today.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices.